Exhibit 99.1

News Release

Weatherford Third Quarter 2024 Results
•Revenues of $1,409 million increased 7% year-over-year
•Operating income of $243 million increased 11% year-over-year
•Net income of $157 million increased 28% year-over-year; net income margin of 11.1%
•Adjusted EBITDA* of $355 million increased 16% year-over-year; adjusted EBITDA margin* of 25.2% increased by 197 basis points year-over-year
•Cash provided by operating activities of $262 million, an increase of $112 million sequentially and $90 million year-over-year; adjusted free cash flow* of $184 million, an increase of $88 million sequentially and $47 million year-over-year
•Received credit rating upgrade from S&P Global Ratings to ‘BB-’ with positive outlook, and from Fitch to ‘BB-’ with stable outlook
•Shareholder returns of $68 million for the quarter, which includes dividends payment of $18 million and share repurchases of $50 million
•Board approved quarterly cash dividend of $0.25 per share payable on December 5, 2024 to shareholders of record as of November 6, 2024
•Deployment of Victus™ Managed Pressure Drilling (MPD) systems in the first two deep geothermal exploration wells that have been drilled for a major operator in the Middle East
•Aramco awarded Weatherford a three-year Corporate Procurement Agreement (CPA) including Cementation Products, Completions, Liner Hangers, and Whipstocks, as well as associated service agreements, to enhance its operational efficiency and strategic goals
•Hosted 20th annual FWRD conference focused on digitalization and next-generation life-of-well solutions to boost efficiency, sustainability, and performance

*Non-GAAP - refer to the section titled Non-GAAP Financial Measures Defined and GAAP to Non-GAAP Financial Measures Reconciled

Houston, October 22, 2024 – Weatherford International plc (NASDAQ: WFRD) (“Weatherford” or the “Company”) announced today its results for the third quarter of 2024.
Revenues for the third quarter of 2024 were $1,409 million, an increase of 0.3% sequentially and an increase of 7% year-over-year. Operating income was $243 million in the third quarter of 2024, compared to $264 million in the second quarter of 2024 and $218 million in the third quarter of 2023. Net income in the third quarter of 2024 was $157 million, with an 11.1% margin, an increase of 26% or 225 basis points sequentially, and an increase of 28% or 177 basis points year-over-year. Adjusted EBITDA* was $355 million, a 25.2% margin, a decrease of 3% or 78 basis points sequentially, and an increase of 16% or 197 basis points year-over-year. Basic income per share in the third quarter of 2024 was $2.14 compared to $1.71 in the second quarter of 2024 and $1.70 in the third quarter of 2023. Diluted income per share in the third quarter of 2024 was $2.06 compared to $1.66 in the second quarter of 2024 and $1.66 in the third quarter of 2023.
Third quarter 2024 cash flows provided by operating activities were $262 million, compared to $150 million in the second quarter of 2024 and $172 million in the third quarter of 2023. Adjusted free cash flow* was $184 million, an increase of $88 million sequentially and $47 million year-over-year. Capital expenditures were $78 million in the third quarter of 2024, compared to $62 million in the second quarter of 2024 and $42 million in the third quarter of 2023.
Girish Saligram, President and Chief Executive Officer, commented, “I want to thank the Weatherford team for once again delivering strong margins and adjusted free cash flow despite a volatile macro environment and short cycle activity reductions. The margin performance underscores our ability to deliver strong returns in a softer market environment. Despite continued North America weakness, customer scheduling delays in Latin America and a reduced activity outlook in certain other geographies, we still expect strong revenue growth and adjusted EBITDA margins of greater than 25% for the full year.
In the third quarter, Weatherford acquired Datagration, enhancing our position with one of the industry’s most advanced digital offerings for production and asset optimization. The acquisition demonstrates our commitment to driving innovation across our technology portfolio and accelerating our growth in the digital transformation of the energy industry. Following our announcement in the third quarter regarding Weatherford’s first-ever shareholder return program, we paid our first quarterly dividend of $0.25 per share on September 12, 2024, to shareholders on record as of August 13, 2024, and as of September 30, 2024, we have bought back $50 million of ordinary shares.
While the macroeconomic environment is volatile and there is heightened risk of geopolitical events creating sector challenges, Weatherford remains focused on fulfillment initiatives, acquisition integrations, and technology commercialization, which should drive further financial performance.”

*Non-GAAP - refer to the section titled Non-GAAP Financial Measures Defined and GAAP to Non-GAAP Financial Measures Reconciled

Operational Highlights
•Aramco awarded Weatherford a three-year CPA, including Cementation Products, Completions, Liner Hangers, and Whipstocks, as well as associated service agreements, to enhance its operational efficiency and strategic goals.
•A major operator in the Gulf of Mexico awarded Weatherford a three-year services contract to deliver Plug & Abandonment activities utilizing our Heavy Duty Pulling & Jacking Unit and multiple service lines.
•A National Oil Company (NOC) in the Middle East awarded Weatherford a three-year contract for Drilling Services in unconventional resources fields.
•PTTEP awarded Weatherford a multi-year contract for Wireline services in Thailand.
•An NOC in the Middle East awarded Weatherford a two-year contract for Liner Hanger and associated services for deep drilling.
•A major operator awarded Weatherford a three-year contract to provide MPD services in the Middle East, marking the first time it will utilize this technology.
•An NOC in the Middle East awarded Weatherford a three-year contract for Fishing and Milling services.
•An NOC awarded Weatherford a five-year contract extension for the supply of Downhole Completion Equipment for deployment in the Middle East.
•Shell awarded Weatherford a three-year contract for Dual Stage Cementing technology to be deployed in onshore Australia.
•Kuwait Energy awarded Weatherford a two-year contract for Cased Hole Wireline Services in onshore Iraq.
•bp awarded Weatherford a two-year contract for multilateral installations and associated services for offshore operations in Azerbaijan.
•JVGAS in Algeria awarded Weatherford a three-year contract for velocity string accessories and associated services and awarded a two-year contract for the supply of Fishing and Casing exiting.

Technology Highlights
•Drilling & Evaluation (“DRE”)
◦An NOC deployed Weatherford MPD solutions in its first two deep geothermal exploration wells in the Middle East. This innovative use of MPD technology mitigates risks from elevated geothermal gradients during exploration drilling.
◦Weatherford celebrates 25 years of Compact Memory Logging technology, with over 10,000 deployments, consistently delivering value and reliability to our customers.
•Well Construction and Completions (“WCC”)
◦In Norway, Weatherford successfully integrated the Vero™ system into an offshore rig control system, enabling further efficiency while maintaining well integrity. This integration allows existing rig crews to operate the Vero system autonomously.
◦Perenco deployed Weatherford's digital ForeSite® Sense optical monitoring system to oversee injectivity testing performance for the Poseidon carbon capture and storage project, the UK's first well to inject CO2 underground.
◦Weatherford launched its new Remote-Opening Barrier Valve that decreases risk and time associated with conventional well barriers.
•Production and Intervention (“PRI”)
◦The acquisition of Datagration Solutions Inc. added the PetroVisor and EcoVisor platforms to Weatherford’s Digital Solutions portfolio, enhancing the integration of customer data with ForeSite and Cygnet® for improved real-time analysis and decision-making.
◦Weatherford deployed its AlphaV system for a major operator in Norway in a complex application that significantly reduced time by eliminating wellbore preparation.

Shareholder Return
During the third quarter of 2024, Weatherford repurchased shares for approximately $50 million and paid dividends of $18 million, resulting in total shareholder returns of $68 million.
On October 17, 2024, our Board declared a cash dividend of $0.25 per share of the Company’s ordinary shares, payable on December 5, 2024, to shareholders of record as of November 6, 2024.

Results by Reportable Segment
Drilling and Evaluation (“DRE”)

	Three Months Ended			Variance
($ in Millions)	September 30, 2024	June 30, 2024	September 30, 2023	Seq.		YoY
Revenue	$435	$427	$388	2%		12%
Segment Adjusted EBITDA	$111	$130	$111	(15)%		—%
Segment Adj EBITDA Margin	25.5%	30.4%	28.6%	(493)	bps	(309)	bps
Third quarter 2024 DRE revenue of $435 million increased by $8 million, or 2% sequentially, primarily from higher Drilling-related Services activity partly offset by lower MPD asset sales and lower international Wireline activity. Year-over-year DRE revenues increased by $47 million, or 12%, primarily from higher Wireline activity and Drilling-related Services activity in Middle East/North Africa/Asia.
Third quarter 2024 DRE segment adjusted EBITDA of $111 million decreased by $19 million, or 15% sequentially, primarily driven by lower MPD asset sales and lower international Wireline activity partly offset by higher fall-through in Drilling-related Services. Year-over-year DRE segment adjusted EBITDA remained flat as higher Drilling-related services were offset by lower margin fall through in MPD and Wireline.
Well Construction and Completions (“WCC”)

	Three Months Ended			Variance
($ in Millions)	September 30, 2024	June 30, 2024	September 30, 2023	Seq.		YoY
Revenue	$509	$504	$459	1%		11%
Segment Adjusted EBITDA	$151	$145	$119	4%		27%
Segment Adj EBITDA Margin	29.7%	28.8%	25.9%	90	bps	374	bps
Third quarter 2024 WCC revenue of $509 million increased by $5 million, or 1% sequentially, primarily due to higher international Well Services and Liner Hangers activity partly offset by lower Cementation Products in North America and Middle East/North Africa/Asia. Year-over-year WCC revenues increased by $50 million, or 11%, primarily due to higher international Completions and Liner Hangers activity, partly offset by a decrease in activity in North America.
Third quarter 2024 WCC segment adjusted EBITDA of $151 million increased by $6 million, or 4% sequentially, primarily due to higher international Well Services and Liner Hangers activity and product and service mix partly offset by lower Tubular Running Services activity. Year-over-year WCC segment adjusted EBITDA increased by $32 million, or 27%, primarily due to higher activity and fall-through in Tubular Running Services, Completions and Well Services.

Production and Intervention (“PRI”)

	Three Months Ended			Variance
($ in Millions)	September 30, 2024	June 30, 2024	September 30, 2023	Seq.		YoY
Revenue	$371	$369	$371	1%		—%
Segment Adjusted EBITDA	$83	$85	$86	(2)%		(3)%
Segment Adj EBITDA Margin	22.4%	23.0%	23.2%	(66)	bps	(81)	bps
Third quarter 2024 PRI revenue of $371 million increased by $2 million, or 1% sequentially, mainly due to increased Digital Solutions and Pressure Pumping activity partly offset by lower Subsea Intervention activity in Latin America. Year-over-year PRI revenue was flat, as higher international Intervention Services & Drilling Tools activity was offset by a decline in Pressure Pumping activity.
Third quarter 2024 PRI segment adjusted EBITDA of $83 million, decreased by $2 million, or 2% sequentially, primarily from lower Artificial Lift product mix and lower Subsea Intervention fall-through. Year-over-year PRI segment adjusted EBITDA decreased by $3 million, or 3% year-over-year, primarily due to lower Pressure Pumping activity.
Revenue by Geography

	Three Months Ended				Variance
($ in Millions)	September 30, 2024	June 30, 2024	September 30, 2023	Seq.	YoY
North America	$266	$252	$269	6%	(1)%

International	$1,143	$1,153	$1,044	(1)%	9%
Latin America	358	353	357	1%	—%
Middle East/North Africa/Asia	542	542	471	—%	15%
Europe/Sub-Sahara Africa/Russia	243	258	216	(6)%	13%
Total Revenue	$1,409	$1,405	$1,313	0.3%	7%
North America
Third quarter 2024 North America revenue of $266 million increased by $14 million, or 6% sequentially, primarily due to activity increase in Canada due to favorable seasonality and activity increase offshore in the Gulf of Mexico. Year-over-year, North America decreased by $3 million, or 1%, primarily from lower Tubular Running Services and Cementation Products activity offshore in the Gulf of Mexico, partly offset by an increase in Wireline activity.

International
Third quarter 2024 international revenue of $1,143 million decreased 1% sequentially and increased 9% year-over-year.
Third quarter 2024 Latin America revenue of $358 million increased by $5 million, or 1% sequentially, primarily due to higher Well Services in Brazil and Drilling-related Services in Mexico. Year-over-year, Latin America revenue increased by $1 million.
Third quarter 2024 Middle East/North Africa/Asia revenue of $542 million was flat sequentially, mainly due to increased activity in United Arab Emirates partly offset by a decrease in Integrated Services & Projects activity in Oman and a decrease of activity in Kuwait. Year-over-year, the Middle East/North Africa/Asia revenue increased by $71 million, or 15%, due to an increase in activity across all product lines within the DRE and WCC segments, primarily in United Arab Emirates, Saudi Arabia, Asia and Kuwait.
Third quarter 2024 Europe/Sub-Sahara Africa/Russia revenue of $243 million decreased by $15 million or 6% sequentially, mainly driven by lower MPD asset sales. Year-over-year Europe/Sub-Sahara Africa/Russia revenue increased by $27 million, or 13%, due to increased activity across all segments.

About Weatherford
Weatherford delivers innovative energy services that integrate proven technologies with advanced digitalization to create sustainable offerings for maximized value and return on investment. Our world-class experts partner with customers to optimize their resources and realize the full potential of their assets. Operators choose us for strategic solutions that add efficiency, flexibility, and responsibility to any energy operation. The Company conducts business in approximately 75 countries and has approximately 19,000 team members representing more than 110 nationalities and 330 operating locations. Visit weatherford.com for more information and connect with us on social media.
Conference Call Details
Weatherford will host a conference call on Wednesday, October 23, 2024, to discuss the Company’s results for the third quarter ended September 30, 2024. The conference call will begin at 8:30 a.m. Eastern Time (7:30 a.m. Central Time).
Listeners are encouraged to download the accompanying presentation slides which will be available in the investor relations section of the Company’s website.
Listeners can participate in the conference call via a live webcast at https://www.weatherford.com/investor-relations/investor-news-and-events/events/ or by dialing +1 877-328-5344 (within the U.S.) or +1 412-902-6762 (outside of the U.S.) and asking for the Weatherford conference call. Participants should log in or dial in approximately 10 minutes prior to the start of the call.
A telephonic replay of the conference call will be available until November 6, 2024, at 5:00 p.m. Eastern Time. To access the replay, please dial +1 877-344-7529 (within the U.S.) or +1 412-317-0088 (outside of the U.S.) and reference conference number 6410466. A replay and transcript of the earnings call will also be available in the investor relations section of the Company’s website.

Contacts
For Investors:
Luke Lemoine
Senior Vice President, Corporate Development and Investor Relations
+1 713-836-7777
investor.relations@weatherford.com

For Media:
Kelley Hughes
Senior Director, Communications & Employee Engagement
+1 713-836-4193
media@weatherford.com

Forward-Looking Statements
This news release contains projections and forward-looking statements concerning, among other things, the Company’s quarterly and full-year revenues, adjusted EBITDA*, adjusted EBITDA margin*, adjusted free cash flow*, net leverage*, shareholder return program, forecasts or expectations regarding business outlook, prospects for its operations, capital expenditures, expectations regarding future financial results, and are also generally identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “outlook,” “budget,” “intend,” “strategy,” “plan,” “guidance,” “may,” “should,” “could,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, although not all forward-looking statements contain these identifying words. Such statements are based upon the current beliefs of Weatherford’s management and are subject to significant risks, assumptions, and uncertainties. Should one or more of these risks or uncertainties materialize, or underlying assumptions prove incorrect, actual results may vary materially from those indicated in our forward-looking statements. Readers are cautioned that forward-looking statements are only predictions and may differ materially from actual future events or results, based on factors including but not limited to: global political disturbances, war, terrorist attacks, changes in global trade policies, weak local economic conditions and international currency fluctuations; general global economic repercussions related to U.S. and global inflationary pressures and potential recessionary concerns; various effects from conflicts in the Middle East and the Russia Ukraine conflict, including, but not limited to, nationalization of assets, extended business interruptions, sanctions, treaties and regulations imposed by various countries, associated operational and logistical challenges, and impacts to the overall global energy supply; cybersecurity issues; our ability to comply with, and respond to, climate change, environmental, social and governance and other sustainability initiatives and future legislative and regulatory measures both globally and in specific geographic regions; the potential for a resurgence of a pandemic in a given geographic area and related disruptions to our business, employees, customers, suppliers and other partners; the price and price volatility of, and demand for, oil and natural gas; the macroeconomic outlook for the oil and gas industry; our ability to generate cash flow from operations to fund our operations; our ability to effectively and timely adapt our technology portfolio, products and services to address and participate in changes to the market demands for the transition to alternate sources of energy such as geothermal, carbon capture and responsible abandonment, including our digitalization efforts; our ability to return capital to shareholders, including those related to the timing and amounts (including any plans or commitments in respect thereof) of any dividends and share repurchases; and the realization of additional cost savings and operational efficiencies.
These risks and uncertainties are more fully described in Weatherford’s reports and registration statements filed with the Securities and Exchange Commission (the “SEC”), including the risk factors described in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Accordingly, you should not place undue reliance on any of the Company’s forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law, and we caution you not to rely on them unduly.

*Non-GAAP - refer to the section titled Non-GAAP Financial Measures Defined and GAAP to Non-GAAP Financial Measures Reconciled

Weatherford International plc
Selected Statements of Operations (Unaudited)

	Three Months Ended			Nine Months Ended
($ in Millions, Except Per Share Amounts)	September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024		September 30, 2023
Revenues:
DRE Revenues	$435	$427	$388	$1,284		$1,154
WCC Revenues	509	504	459	1,471		1,320
PRI Revenues	371	369	371	1,088		1,086
All Other	94	105	95	329		213
Total Revenues	1,409	1,405	1,313	4,172		3,773

Operating Income:
DRE Segment Adjusted EBITDA[1]	$111	$130	$111	$371		$325
WCC Segment Adjusted EBITDA[1]	151	145	119	416		324
PRI Segment Adjusted EBITDA[1]	83	85	86	241		235
All Other[2]	23	23	7	73		25
Corporate[2]	(13)	(18)	(18)	(45)		(44)
Depreciation and Amortization	(89)	(86)	(83)	(260)		(244)
Share-based Compensation	(10)	(12)	(9)	(35)		(26)
Other (Charges) Credits	(13)	(3)	5	(21)		9
Operating Income	243	264	218	740		604

Other Expense:
Interest Expense, Net of Interest Income of $13, $17, $15, $44 and $47	(24)	(24)	(30)	(77)		(92)
Loss on Blue Chip Swap Securities	—	(10)	—	(10)		(57)
Other Expense, Net	(41)	(20)	(24)	(83)	—	(98)
Income Before Income Taxes	178	210	164	570		357
Income Tax Provision	(12)	(73)	(33)	(144)		(55)
Net Income	166	137	131	426		302
Net Income Attributable to Noncontrolling Interests	9	12	8	32		25
Net Income Attributable to Weatherford	$157	$125	$123	$394		$277

Basic Income Per Share	$2.14	$1.71	$1.70	$5.39		$3.85
Basic Weighted Average Shares Outstanding	73.2	73.2	72.1	73.1		71.9

Diluted Income Per Share [3]	$2.06	$1.66	$1.66	$5.25		$3.76
Diluted Weighted Average Shares Outstanding	75.2	75.3	73.7	75.0		73.6

[1]Segment adjusted EBITDA is our primary measure of segment profitability under U.S. GAAP ASC 280 “Segment Reporting” and represents segment earnings before interest, taxes, depreciation, amortization, share-based compensation expense and other adjustments. Research and development expenses are included in segment adjusted EBITDA.
[2]All Other results were from non-core business activities related to all other segments (profit and loss) and Corporate includes overhead support and centrally managed or shared facility costs. All Other and Corporate do not individually meet the criteria for segment reporting.
[3]Included the maximum potentially dilutive shares contingently issuable for an acquisition consideration during the three months ended September 30, 2024, the value of which was adjusted out of Net Income Attributable to Weatherford in calculating diluted income per share.

Weatherford International plc
Selected Balance Sheet Data (Unaudited)

($ in Millions)	September 30, 2024	December 31, 2023
Assets:
Cash and Cash Equivalents	$920	$958
Restricted Cash	58	105
Accounts Receivable, Net	1,231	1,216
Inventories, Net	919	788
Property, Plant and Equipment, Net	1,050	957
Intangibles, Net	356	370

Liabilities:
Accounts Payable	723	679
Accrued Salaries and Benefits	328	387
Current Portion of Long-term Debt	21	168
Long-term Debt	1,627	1,715

Shareholders’ Equity:
Total Shareholders’ Equity	1,356	922
[1] Net debt is a non-GAAP measure calculated as total short and long-term debt less cash and cash equivalents and restricted cash.

Weatherford International plc
Selected Cash Flows Information (Unaudited)

	Three Months Ended			Nine Months Ended
($ in Millions)	September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Cash Flows From Operating Activities:
Net Income	$166	$137	$131	$426	$302
Adjustments to Reconcile Net Income to Net Cash Provided By Operating Activities:
Depreciation and Amortization	89	86	83	260	244
Foreign Exchange Losses	35	8	15	58	73
Loss on Blue Chip Swap Securities	—	10	—	10	57
Gain on Disposition of Assets	(1)	(25)	(4)	(33)	(11)
Deferred Income Tax Provision (Benefit)	(19)	13	(14)	8	(67)
Share-Based Compensation	10	12	9	35	26
Changes in Accounts Receivable, Inventory, Accounts Payable and Accrued Salaries and Benefits	30	(22)	(73)	(144)	(235)
Other Changes, Net	(48)	(69)	25	(77)	68
Net Cash Provided By Operating Activities	262	150	172	543	457

Cash Flows From Investing Activities:
Capital Expenditures for Property, Plant and Equipment	(78)	(62)	(42)	(199)	(142)
Proceeds from Disposition of Assets	—	8	7	18	21
Purchases of Blue Chip Swap Securities	—	(50)	—	(50)	(110)
Proceeds from Sales of Blue Chip Swap Securities	—	40	—	40	53
Business Acquisitions, Net of Cash Acquired	(15)	—	—	(51)	(4)
Proceeds from Sale of Investments	—	—	—	41	33
Other Investing Activities	1	3	(1)	(6)	(9)
Net Cash Used In Investing Activities	(92)	(61)	(36)	(207)	(158)

Cash Flows From Financing Activities:
Repayments of Long-term Debt	(5)	(87)	(76)	(264)	(306)
Distributions to Noncontrolling Interests	(10)	(9)	(15)	(19)	(21)
Tax Remittance on Equity Awards Vested	—	(1)	—	(9)	(54)
Share Repurchases	(50)	—	—	(50)	—
Dividends Paid	(18)	—	—	(18)	—
Other Financing Activities	(6)	(5)	—	(18)	(7)
Net Cash Used In Financing Activities	$(89)	$(102)	$(91)	$(378)	$(388)

Weatherford International plc
Non-GAAP Financial Measures Defined (Unaudited)

We report our financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, Weatherford’s management believes that certain non-GAAP financial measures (as defined under the SEC’s Regulation G and Item 10(e) of Regulation S-K) may provide users of this financial information additional meaningful comparisons between current results and results of prior periods and comparisons with peer companies. The non-GAAP amounts shown in the following tables should not be considered as substitutes for results reported in accordance with GAAP but should be viewed in addition to the Company’s reported results prepared in accordance with GAAP.

Adjusted EBITDA* - Adjusted EBITDA* is a non-GAAP measure and represents consolidated income before interest expense, net, income taxes, depreciation and amortization expense, and excludes, among other items, restructuring charges, share-based compensation expense, as well as other charges and credits. Management believes adjusted EBITDA* is useful to assess and understand normalized operating performance and trends. Adjusted EBITDA* should be considered in addition to, but not as a substitute for consolidated net income and should be viewed in addition to the Company's reported results prepared in accordance with GAAP.

Adjusted EBITDA margin* - Adjusted EBITDA margin* is a non-GAAP measure which is calculated by dividing consolidated adjusted EBITDA* by consolidated revenues. Management believes adjusted EBITDA margin* is useful to assess and understand normalized operating performance and trends. Adjusted EBITDA margin* should be considered in addition to, but not as a substitute for consolidated net income margin and should be viewed in addition to the Company's reported results prepared in accordance with GAAP.

Adjusted Free Cash Flow* - Adjusted Free Cash Flow* is a non-GAAP measure and represents cash flows provided by (used in) operating activities, less capital expenditures plus proceeds from the disposition of assets. Management believes adjusted free cash flow* is useful to understand our performance at generating cash and demonstrates our discipline around the use of cash. Adjusted free cash flow* should be considered in addition to, but not as a substitute for cash flows provided by operating activities and should be viewed in addition to the Company's reported results prepared in accordance with GAAP.

Net Debt* - Net Debt* is a non-GAAP measure that is calculated taking short and long-term debt less cash and cash equivalents and restricted cash. Management believes the net debt* is useful to assess the level of debt in excess of cash and cash and equivalents as we monitor our ability to repay and service our debt. Net debt* should be considered in addition to, but not as a substitute for overall debt and total cash and should be viewed in addition to the Company’s results prepared in accordance with GAAP.

Net Leverage* - Net Leverage* is a non-GAAP measure which is calculated by dividing by taking net debt* divided by adjusted EBITDA* for the trailing 12 months. Management believes the net leverage* is useful to understand our ability to repay and service our debt. Net leverage* should be considered in addition to, but not as a substitute for the individual components of above defined net debt* divided by consolidated net income attributable to Weatherford and should be viewed in addition to the Company’s reported results prepared in accordance with GAAP.

*Non-GAAP - as defined above and reconciled to the GAAP measures in the section titled GAAP to Non-GAAP Financial Measures Reconciled

Weatherford International plc
GAAP to Non-GAAP Financial Measures Reconciled (Unaudited)

	Three Months Ended			Nine Months Ended
($ in Millions, Except Margin in Percentages)	September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Revenues	$1,409	$1,405	$1,313	$4,172	$3,773
Net Income Attributable to Weatherford	$157	$125	$123	$394	$277
Net Income Margin	11.1%	8.9%	9.4%	9.4%	7.3%
Adjusted EBITDA*	$355	$365	$305	$1,056	$865
Adjusted EBITDA Margin*	25.2%	26.0%	23.2%	25.3%	22.9%

Net Income Attributable to Weatherford	$157	$125	$123	$394	$277
Net Income Attributable to Noncontrolling Interests	9	12	8	32	25
Income Tax Provision	12	73	33	144	55
Interest Expense, Net of Interest Income of $13, $17, $15, $44 and $47	24	24	30	77	92
Loss on Blue Chip Swap Securities	—	10	—	10	57
Other Expense, Net	41	20	24	83	98
Operating Income	243	264	218	740	604
Depreciation and Amortization	89	86	83	260	244
Other Charges (Credits)[1]	13	3	(5)	21	(9)
Share-Based Compensation	10	12	9	35	26
Adjusted EBITDA*	$355	$365	$305	$1,056	$865

Net Cash Provided By Operating Activities	$262	$150	$172	$543	$457
Capital Expenditures for Property, Plant and Equipment	(78)	(62)	(42)	(199)	(142)
Proceeds from Disposition of Assets	—	8	7	18	21
Adjusted Free Cash Flow*	$184	$96	$137	$362	$336
[1]Other charges (credits) in the three and nine months ended September 30, 2024, primarily includes fees to third-party financial institutions to facilitate loans between those financial institutions and our largest customer in Mexico, who in turn paid certain of our outstanding receivables.

*Non-GAAP - as reconciled to the GAAP measures above and defined in the section titled Non-GAAP Financial Measures Defined

Weatherford International plc
GAAP to Non-GAAP Financial Measures Reconciled Continued (Unaudited)

($ in Millions)	September 30, 2024		June 30, 2024		September 30, 2023
Current Portion of Long-term Debt	$21		$20		$91
Long-term Debt	1,627		1,628		1,864
Total Debt	$1,648		$1,648		$1,955

Cash and Cash Equivalents	$920		$862		$839
Restricted Cash	58		58		107
Total Cash	$978		$920		$946

Components of Net Debt
Current Portion of Long-term Debt	$21		$20		$91
Long-term Debt	1,627		1,628		1,864
Less: Cash and Cash Equivalents	920		862		839
Less: Restricted Cash	58		58		107
Net Debt*	$670		$728		$1,009

Net Income for trailing 12 months	$534		$500		$359
Adjusted EBITDA* for trailing 12 months	$1,377		$1,327		$1,131

Net Leverage* (Net Debt*/Adjusted EBITDA*)	0.5	x	0.5	x	0.9	x

*Non-GAAP - as reconciled to the GAAP measures above and defined in the section titled Non-GAAP Financial Measures Defined